Exhibit 1.25

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW

NOTICE TO U.S. INVESTORS THIS TRANSACTION (AS DEFINED BELOW) IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE BELOW DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.
IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT.
YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

COMUNICATO STAMPA / PRESS RELEASE

Milano, 21 giugno 2020-Si riporta di seguito il comunicato stampa diffuso da Lagfin S.C.A., succursale di Sesto San Giovanni, in data 20 giugno 2020.

Milan, 21st June 2020-The press release disseminated by Lagfin S.C.A., Sesto San Giovanni Branch on 20th June 2020, is provided below.

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PER ULTERIORI INFORMAZIONI / FOR FURTHER INFORMATION
Investor Relations
Email: investor.relations@campari.com
Tel. +39 02 6225 330

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN THE UNITED STATES OF AMERICA, CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW.

THIS ANNOUNCEMENT IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES IN ANY JURISDICTION.

Lagfin S.C.A.

LAGFIN S.C.A. ANNOUNCES THE RESULTS OF THE
TRANSACTION ON CAMPARI WITHDRAWN SHARES RESERVED TO
SELECTED QUALIFIED AND INSTITUTIONAL WITHDRAWING
SHAREHOLDERS

LAGFIN TO PURCHASE BETWEEN 28 AND 32 MILLION CAMPARI
WITHDRAWN SHARES IN THE INITIAL OFFER TO SUPPORT CAMPARI’S
REDOMICILIATION

Luxembourg/Sesto San Giovanni 20th June 2020

1.
Campari redomiciliation-related withdrawals and Lagfin’s Transaction launched on 17th June 2020. Following the proposed transfer of Davide Campari-Milano (Campari or Company) registered office to the Netherlands (Redomiciliation) and the subsequent exercise of withdrawal rights (at a withdrawal price of €8.376) by shareholders representing ca. 46 million shares, on 17th June 2020, Lagfin S.C.A., Sesto San Giovanni Branch (Lagfin) announced its intention to purchase a minimum of 20 million withdrawn shares and up to a maximum of 38 million Campari withdrawn shares (Shares) (equal to circa 3.2% of the share capital of Campari and to circa 83% of the total withdrawn shares) at a price of €8.000 per share (Transaction).

2.
Underlying rationale of the Transaction. The Transaction – for which Lagfin engaged Goldman Sachs International and UBS – witnesses the long-term commitment of Lagfin to Campari and was aimed at supporting the consummation of the Redomiciliation by reducing the cash outlays and cost to be borne by Campari for the liquidation of withdrawn shares (as per Campari’s board’s recommendation of 19th March and 21st May 2020, such cost - to be measured in terms of delta between the withdrawal price and prevailing market price of the Campari shares – is not to exceed circa €7/8 million).

3.
Results of the Transaction and the decision of certain investors to fully revoke their withdrawals to keep the Campari shares. Although the number of shares participating in the Transaction closed on 19th June 2020 were below the 20 million threshold (also because of the extremely positive market price performance of Campari in the last few days which reached the level of €7.820 during last Friday’s trading day, thus making Lagfin’s proposition less compelling), in the course of the Transaction Lagfin has been informed that shareholders representing more than 6.5 million shares have expressed their decision to fully revoke their withdrawals so as to be able to maintain their investment in Campari (the acceptance of these revocations remains full responsibility of Campari).

4.
Consequent potential lowering of the total number of Campari withdrawn shares. Lagfin cannot but welcome this decision made by such qualified investors, not only because they appear to share the same Lagfin’s full confidence in the long-term prospects of Campari, but also because (assuming that the Company accepts such qualified investors’ decision to fully revoke their withdrawals) this could likely bring down the total number of Campari withdrawn shares from ca. 46 million to ca. 40 million.

5.
Lagfin’s decision to purchase between ca. 28 and ca. 32 million withdrawn shares in the framework of the offer to nonwithdrawing shareholders. Lagfin confirms its strong commitment to Campari and full support to the Redomiciliation. Therefore, considering that the current market conditions have significantly reduced the delta between the withdrawal price and the Campari shares market price, Lagfin announces that it has decided to exercise its option rights (diritto di opzione) and its pre-emptive rights (diritto di prelazione) so as to purchase between ca. 28 and ca. 32 million withdrawn shares that, as per the applicable provisions of Italian law, are currently being offered by Campari to the non-withdrawing shareholders (such offer due to expire on 21st June 2020). Assuming that the number of residual withdrawn shares to be liquidated by Campari will not exceed circa 10 million, Lagfin expects that the Redomiciliation could eventually be completed.

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN THE UNITED STATES OF AMERICA, CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW.

THIS ANNOUNCEMENT IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES IN ANY JURISDICTION.

* * *

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

NOT FOR DISTRIBUTION FROM, WITHIN, IN OR INTO THE UNITED STATES, ITS TERRITORIES AND POSSESSIONS (INCLUDING PUERTO RICO, THE U.S. VIRGIN ISLANDS, GUAM, AMERICAN SAMOA, WAKE ISLAND AND THE NORTHERN MARIANA ISLANDS) OR ANY STATE OF THE UNITED STATES OR THE DISTRICT OF COLUMBIA.

THE TRANSACTION IS OPEN EXCLUSIVELY TO A LIMITED NUMBER OF PRE-SELECTED PROFESSIONAL AND QUALIFIED WITHDRAWING SHAREHOLDERS OF CAMPARI; INTENTIONS AND OFFERS TO SELL RECEIVED BY OTHER WITHDRAWING SHAREHOLDERS WILL NOT BE CONSIDERED AND WILL HAVE NO EFFECT. LAGFIN WILL NOT CONSIDER INTENTIONS OR OFFERS TO SELL SHARES FROM ANY SHAREHOLDERS OTHER THAN THE PRE-SELECTED PROFESSIONAL AND QUALIFIED WITHDRAWING SHAREHOLDERS AND RESERVES THE RIGHT TO REFUSE THE PURCHASE SHARES FROM ANY SHAREHOLDERS AT ITS DISCRETION UNTIL A COMPLETE TRADE ORDER IS COMPLETED. LAGFIN SHALL NOT HAVE, AND EXPRESSLY REPUDIATES, ANY OBLIGATION TO PURCHASE SHARES FROM ANY WITHDRAWING SHAREHOLDERS. THE PROPOSED TRANSACTION SHALL BE GOVERNED BY ITALIAN LAW.

This press release is for informational purposes only and is not intended to constitute and does not constitute an offer or an invitation to exchange, sell or a solicitation of an offer of subscription or purchase, or an invitation to exchange, purchase or subscribe for any financial instrument or any part of the business or assets described herein, any other participation or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of the applicable law. This press release must not be interpreted in any way as a recommendation to anyone who reads it. No offer of financial instruments will be made. This press release is not a prospectus or information document on a financial product or other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council dated 14 June 2017.

This press release does not constitute an offer to the public in Italy, within the meaning set forth in Section 1, letter (v) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this documentation in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must become informed and comply with such restrictions.

The Transaction and any related offers to purchase or purchases of Shares are not being made, and will not be made, directly or indirectly, in or into, or by use of the mails of, or by any means or instrumentality of interstate or foreign commerce of or of any facilities of a national securities exchange of, the United States or to U.S. persons (as defined in Regulation S under the Securities Act) (“U.S. persons”). This includes, but is not limited to, facsimile transmission, electronic mail, telephone and the internet. The Shares may not be tendered pursuant to the Transaction and the terms thereof may not be accepted by any such use, means, instrumentality or facility from or within the United States or by U.S. persons or persons located or resident in the United States. Accordingly, copies of this press release and any other documents or materials relating to the Transaction are not being, and must not be, directly or indirectly mailed or otherwise transmitted, distributed or forwarded (including, without limitation, by custodians, nominees or trustees) from, within, into or to U.S. persons or any persons located or resident in the United States. Any purported tender of Shares in the Transaction or other purported acceptance of the terms thereof resulting directly or indirectly from a violation of these restrictions will be invalid and any purported tender of Shares in the Transaction or other purported acceptance of the terms thereof made by a U.S. person or a person located in the United States or any agent, fiduciary or other intermediary acting on a non-discretionary basis for a principal giving instructions from the United States will be invalid and will not be accepted. The distribution of this press release and any other documents related to the Transaction in certain jurisdictions may be restricted by law. Persons into whose possession such documents may come are required to inform themselves about, and to observe, any such restrictions.

Each person participating in the Transaction will be required to represent that it or any beneficial owner of Shares or any person on whose behalf such person is acting is not a U.S. person or a resident and/or located in the United States and will not be resident and/or located in the United States at the time of the tender of its Shares pursuant to the Transaction or other form of acceptance of the terms of the Transaction. For the purposes of this and the above paragraph, “United States” means the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia.

This announcement, and any investment activity to which it relates, is available only to (i) persons who are outside the United Kingdom, (ii) investment professionals falling within article 19(5) of the financial services and markets act 2000 (financial promotion) order 2005 (the “Order”), (iii) high net worth companies falling within article 49(2)(a) to (d) of the Order, (iv) persons within the scope of article 43 of the Order, or (v) any other persons to whom it may

NEITHER THIS PRESS RELEASE OR ANY OF THE INFORMATION SET FORTH HEREIN MAY BE PUBLISHED OR DISTRIBUTED, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN THE UNITED STATES OF AMERICA, CANADA, SOUTH AFRICA, AUSTRALIA, JAPAN, OR IN ANY JURISDICTION IN WHICH SUCH PUBLICATION OR DISTIRBUTION WOULD BE PROHIBITED BY APPLICABLE LAW.

THIS ANNOUNCEMENT IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES IN ANY JURISDICTION.

otherwise lawfully be made under the Order (all such persons together being referred to as “Relevant Persons”). This announcement may not be acted or relied on in the United Kingdom by anyone who is not a Relevant Person.